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                                                                 Exhibit (d)(6)

                             EMPLOYMENT AGREEMENT

   THIS AGREEMENT is made as of August 8, 2002 between U.S. LABORATORIES INC., a Delaware corporation ("Company"), and DICKERSON WRIGHT, a resident of California ("Executive") to be effective as of the Effective Time.

                                   RECITALS

   A.  Executive is presently employed by Company as its Chief Executive
Officer.

   B. Company, Bureau Veritas, S.A., a societe anonyme organized under the laws of the French Republic ("Parent"), and Voice Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Purchaser"), are parties to that certain Agreement and Plan of Merger dated as of August 8, 2002 (the "Merger Agreement") providing for the acquisition by Parent of Company. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement. Parent together with its Affiliates are collectively referred to as the "BV Group."

   C. This Agreement is one of the employment agreements contemplated by the Merger Agreement to be entered into by Company and certain executives of Company.

   NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

   1. Employment. On the terms and subject to the conditions hereof, Company hereby employs Executive for the term (the "Term") commencing at the Effective Time and, unless earlier terminated pursuant to the terms hereof, ending on December 31, 2005, and Executive hereby accepts such employment. For purposes of this Agreement, the "Effective Time" shall be consummation of the Offer, as defined in the Merger Agreement. During the Term, Executive shall devote his entire and exclusive working time, energy and skills to such employment and shall not render any services of a business, commercial or professional nature to any person or organization other than Company or its subsidiaries or be engaged in any other business activity, without the prior written consent of the Board of Directors of Company. Executive may make and manage personal business investments of Executive's choice and serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval by the Board of Directors; provided that such activities and services do not interfere or conflict with the performance of duties hereunder or create any conflict of interest with such duties.

   2.  Duties, Offices.

      2.1 Executive shall serve as Chief Executive Officer, President and one of the directors of Company and will, under the direction of the Board of Directors of Company and in accordance with the policies of Parent in effect from time to time (the "Policies"), faithfully and to the best of his ability perform the duties of Chief Executive Officer and President. In such capacity, Executive shall have primary responsibility for overseeing the business affairs of Company and its subsidiaries and shall perform such executive duties as are generally associated with the positions of Chief Executive Officer and President. Executive shall have such

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   additional duties of an executive nature with respect to other segments of the business of the BV Group in the United States engaged in the same or related fields as Company is engaged in, as well as such other duties of an executive nature, as the Board of Directors of the Company may from time to time assign to Executive. It is understood that the principal executive offices of Company are contemplated to be relocated to the East Coast of the United States as promptly as reasonably practicable after the Effective Time. Executive shall provide his services from such location and from such other locations as may be necessary for Executive to fulfill his obligations hereunder as Chief Executive Officer and President of Company, it being understood that his duties hereunder also will involve extensive travel. Executive will report to the Board of Directors of Company, and it is currently contemplated that Executive will also report to the Chief Executive Officer of Parent.

      2.2 Executive shall serve without additional compensation, if elected or appointed thereto, in one or more offices or as a director of any member of the BV Group as the Board of Directors of any member of the BV Group may require.

   3. Compensation And Benefits. During the Term, Executive shall be entitled, subject to applicable federal, state and local withholding obligations, to the following:

      3.1 Through December 31, 2002, continuation of his base salary at the same rate as currently in effect which is a salary at the annual rate of Three Hundred Thousand Dollars ($300,000) and from January 1, 2003 through December 31, 2003, a base salary at the annual rate of Four Hundred Thousand Dollars ($400,000), subject to annual increase thereafter at the discretion of the Board of Directors of Company, but in no event less than the annual increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers--U.S. City Average (the "Base Salary"). The Base Salary shall be paid to Executive in installments in accordance with the payroll procedures of Company as in effect from time to time.

      3.2 Commencing in respect of 2003, a bonus of up to 70% of Base Salary determined in accordance with Parent policy for the award of such bonuses. The bonus shall consist of four components weighted as follows: 20% shall be based on achievement of BV Group financial results, 30% on achievement of Company financial results, 20% on implementation of specific goals and 30% on Executive achieving personal objectives. The financial results, goals and objectives shall be determined by Parent in consultation with Executive at the commencement of calendar year 2003 and annually thereafter. The bonus in respect of any calendar year shall be payable promptly after completion of the audited financial statements of Parent and its subsidiaries for such year.

      3.3 Participation, to the extent Executive meets all eligibility requirements, in all United States employee benefit plans maintained by Company and made available to other senior executive officers of Company employed in the United States, including, but not limited to, group hospitalization, medical and disability plans, life insurance plans, and retirement plans.

      3.4 Reimbursement for reasonable and necessary expenses incurred by Executive in the performance of his duties hereunder and approved by Company, including, but not limited to, expenses for entertainment, travel, meals, hotel accommodations, professional seminars and business telephone expenses, subject to the submission by Executive of the

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   documentation necessary to support the deductibility of such expenses by
   Company on its federal and state income tax returns, in such form as Company may from time to time require.

      3.5 Executive shall be entitled to four (4) weeks of vacation during each calendar year. Vacations may be taken in accordance with the Company's standard vacation policies in effect relating to senior executive employees employed in the United States. If Executive fails to use any vacation accrued during the calendar year, Executive may carryover such vacation into the following calendar year. However, Executive will not accrue any additional vacation time in that following calendar year until Executive has used the previously accrued vacation time. The Company will not compensate Executive for accrued, but unused, vacation time that remains at the end of a calendar year. Executive shall be entitled to such holidays as are made available to executive employees of Company employed in the United States.

      3.6 The Company will continue to pay all expenses associated with the lease and operation of the 2002 BMW X-5 SUV currently in use by Executive. The Company will pay all expenses associated with the lease and operation by Executive of a comparable vehicle at the conclusion of the lease term. Executive shall, at his option, assume the lease of the 2001 Lexus LX470 currently used by Executive's spouse, or return the vehicle and cancel the lease. The Company will pay any fees incurred if Executive elects to cancel the Lexus lease.

      3.7 The grant of a stock option ("Option") to purchase that number of shares of capital stock of Parent having an aggregate exercise price of $1,000,000. The Option shall be awarded pursuant to the terms, and subject to the conditions, of the Parent Stock Option Plan of 2003 and related Share Repurchase Agreement.

   4.  Termination.

      4.1 Termination on Death, Disability, For Cause and Otherwise. The employment of Executive hereunder shall terminate prior to December 31, 2005 immediately upon the happening of any of the following:

          4.1.1  the death of Executive;

          4.1.2 the Disability of Executive; Executive being deemed to have a "Disability" if Executive shall be unable, by virtue of illness or physical or mental disability or incapacity to perform Executive's essential job functions hereunder, whether with or without reasonable accommodations in substantially the manner and to the extent required hereunder prior to the commencement of such disability for a total period of ninety (90) days, whether or not such days are consecutive, during any consecutive twelve (12) month period;

          4.1.3 the termination of this Agreement by Company for Cause; "Cause" meaning:

             4.1.3.1 the inability of Executive to perform his duties because of the entry against Executive of an injunction, restraining order or other type of judicial judgment, decree or order

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          which would prevent or hinder Executive from performing his duties;

             4.1.3.2 Executive's material default or other material breach of his obligations under this Agreement, other than as a result of Disability; provided that the Company has first given Executive written notice and a reasonable opportunity of not less than 15 days to cure the condition giving rise to the alleged breach;

             4.1.3.3 (a) misconduct, dishonesty or insubordination; (b) use of illegal drugs or abuse of alcohol such as to interfere with the performance of Executive's obligations hereunder; (c) excessive absenteeism or material or serious neglect of his duties hereunder;
          (d) conviction of or plea of guilty or nolo contendre to a felony or crime involving moral turpitude, dishonesty, theft or fraud; or (e) material failure by Executive to comply with applicable laws or governmental regulations with respect to Company operations or the performance of Executive's duties;

             4.1.3.4 aiding a competitor of Company to the detriment of Company; or

             4.1.3.5 Executive's wilfull failure or refusal to perform his responsibilities hereunder, which failure is not cured within 15 days after written notice; or

          4.1.4 the termination of this Agreement by Company at Company's election (subject to the provisions of Section 5.4) for reasons other than death, Disability or Cause.

      4.2 Termination For Good Reason. Executive may terminate his employment hereunder during the Term for Good Reason. At least thirty (30) days prior to any termination for Good Reason, Executive shall deliver to Company a notice of termination which sets forth the provision or provisions of this
   Section 4.2 relied upon by Executive as the basis for asserting a termination for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of one or more of the following circumstances, without Executive's express written consent, which are not remedied by Company within thirty (30) days after receipt of Executive's notice of termination:

          4.2.1 an assignment to Executive of any duties materially inconsistent with his positions, duties, responsibilities and status with Company or any material limitation of the powers of Executive not consistent with the powers of Executive contemplated by Section 2;

          4.2.2 a reduction in Executive's Base Salary as in effect from time to time;

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          4.2.3  the failure of Company to continue to maintain Executive as
       (a) its President and Chief Executive Officer and (b) as a member of its Board of Directors at all times for so long as he shall serve as Chief Executive Officer of Company;

          4.2.4 any other material breach by Company of its obligations under this Agreement; or

          4.2.5  a Change of Control.

          A "Change of Control" means: (i) the consummation of the acquisition by a third party which is not an affiliate of Company of more than 50% of the outstanding voting securities of Company (other than the acquisition contemplated pursuant to the Merger Agreement), (ii) the consummation of a merger, consolidation or other reorganization of Company (other than the merger contemplated by the Merger Agreement or a simple reincorporation of Company in another jurisdiction) if after giving effect to such merger, consolidation or other reorganization of Company, the stockholders of Company immediately prior to such merger, consolidation or other reorganization do not represent more than 50% of the voting securities (on a fully diluted basis) of the surviving or resulting entity after such merger, consolidation or other reorganization, or (iii) the sale of all or substantially all of the assets of Company to a third party which is not an affiliate of Company.

   5.  Payments Following Termination.

      5.1 Death. If Executive's employment is terminated as a result of his death, then, in lieu of any other compensation hereunder, Company shall pay to Executive's estate the Base Salary which would otherwise be payable to Executive up to the end of the month in which Executive's death occurs, a pro rata portion of his bonus for such year based on the number of days of Executive's employment during such year, accrued and unpaid vacation time up to the date of death and any reimbursable expenses owed to Executive hereunder as of the date of death. The bonus shall be payable promptly after completion of the audited financial statements of Parent and its subsidiaries for such year. In addition, the Option and any other option granted to Executive shall continue to be exercisable as and to the extent provided for in the Option Plan.

      5.2 Disability. If Executive's employment is terminated as a result of Disability, then, in lieu of any other compensation hereunder, Company shall pay to Executive the Base Salary which would otherwise be payable to Executive up to the date of termination, a pro rata share of his bonus for such year based on the number of days of Executive's employment during such year, accrued and unpaid vacation time up to the date of termination and any reimbursable expenses owed to Executive hereunder as of the date of Disability. The bonus shall be payable promptly after completion of the audited financial statements of Parent and its subsidiaries for such year. In addition, the Option and any other option granted to Executive may continue to be exercisable, if at all, to the extent provided for in the Option Plan.

      5.3 Termination By Company For Cause or by Executive Other than for Good Reason. If Executive's employment is terminated for Cause or by the Executive (other than for

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   Good Reason), then Company shall pay to Executive the Base Salary which would otherwise be payable to Executive up to the date of termination, any reimbursable expenses owed to Executive and accrued and unpaid vacation time up to the date of termination and Executive shall not be entitled to any bonus payment pursuant to Section 3.2, to exercise any portion of the Option, whether or not then vested, or to any other compensation hereunder.

      5.4 Termination by Company Without Cause or by Executive With Good Reason. If Executive's employment hereunder is terminated by Company pursuant to Section 4.1.4 or by Executive for Good Reason, then, in lieu of any other compensation hereunder:

          5.4.1 Company shall pay to Executive the Base Salary payable through the end of the Term (i.e. through December 31, 2005), a pro rata share of the bonus for the year in which termination occurs based on the number of days Executive's employment continued during such year (such bonus being payable promptly after completion of the audited financial statements of Parent and its subsidiaries for such year), any reimbursable expenses owed to Executive and accrued and unpaid vacation time through the date of termination;

          5.4.2 any unexercised portion of the Option, vested or unvested, and any other option granted to Executive shall terminate as provided for in the Option Plan;

          5.4.3 provided that Executive timely elects continuation of medical, dental and vision coverage for himself and his eligible dependents, the Company shall pay all COBRA premiums for a period of eighteen months or until December 31, 2005, whichever is earlier.

          5.4.4 if the Company terminates this Agreement without Cause prior to January 1, 2003, then the Company will cause the Escrow Agent, as such term is defined in that certain Contingent Payment Agreement dated the date hereof among Bureau Veritas Holdings, Inc., a Delaware corporation, Purchaser and Executive (the "CP Agreement"), to release to Executive in its entirety the $5 million escrow fund deposited by Purchaser with the Escrow Agent in connection with the purchase of Executive's shares as provided for in the CP Agreement.

   6.  Confidentiality; Unfair Competition.

      6.1 Executive recognizes and acknowledges that the business of Company is highly competitive and that during the course of his employment he will have access to significant proprietary and confidential information belonging to Company and the BV Group. Executive therefore covenants and agrees, for the duration of this Agreement and at all times following its termination, that he will not use (other than in furtherance of Company's business interests during the Term) or disclose any confidential proprietary information of Company or any member of the BV Group, including, but not limited to patents, patent rights, inventions and intellectual property rights, techniques, know-how, trade secrets, software, technical designs, trademarks, trademark rights, tradenames, tradename rights, copyrights, customer and supplier lists, manufacturing processes, business plans, strategic plans, marketing information and other

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   business and financial information of or related to Company or members of the BV Group. Executive shall retain all such Information in trust for the sole benefit of Company. The obligations of Executive under this Section 6.1 shall not apply to any information which (a) was part of the public domain prior to the date of this Agreement other than as a result of unauthorized disclosure by Executive, (b) becomes part of the public domain by reason of disclosure by some third person who did not acquire the information from Executive, or (c) becomes part of the public domain by reason of disclosure by Executive where such disclosure is made during the Term in furtherance of Company's business interests.

      6.2 Executive acknowledges and confirms his obligations under the Unfair Competition Agreement, including without limitation the obligation not to compete with Parent and its Affiliates as provided pursuant to Section 2 thereof. Such provision provides that:

       "Until the later of (i) the fifth anniversary of the Effective Time or
       (ii) the third anniversary of the date on which the Principal is no longer employed by the Company, its successors or assigns or any other affiliate of the Parent or Purchaser (the "Restricted Period"), Principal shall not, as principal, proprietor, director, officer, partner, shareholder, employee, member, manager, consultant, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity (except the Company, its successors or assigns or any affiliate of the Company, the Parent or Purchaser, in either case at the Company's request), directly or indirectly, engage in, or enter into, in any of the counties of the State of California listed in
       Schedule 1 hereto or anywhere else in the United States in which the Company operates or does business in (x) the business of engineering inspection and testing or (y) any other business conducted by the Company or any of its affiliates as of the date of such termination or expiration of employment of the Principal; provided that the direct or indirect ownership by Principal as an inactive investor of not more than five percent of the outstanding voting securities of an entity listed for trading on a national stock exchange or quoted on any nationally recognized automated quotation system shall not be deemed a violation of the provisions of this Agreement."

      6.3 Executive agrees until the later of (a) the fifth anniversary of the Effective Time or (b) the third anniversary of the date on which Executive is no longer employed by Company or any other member of the BV Group for any reason whatsoever, Executive shall not, as principal, proprietor, director, officer, partner, shareholder, employee, member, manager, consultant, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity (except Company or an affiliate of Company, in either case at Company's request), directly or indirectly:

          6.3.1 approach, solicit or accept business from, or otherwise do business or communicate in any way with any Customer at the time (except to the extent necessary solely to ascertain whether such person or entity is a Customer as

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       defined herein) in connection with (i) engineering inspection and testing services and related businesses or (ii) any other product or service similar to any provided by Company or any other member of the BV Group at the time of such termination or expiration;

          6.3.2 approach, counsel or attempt to induce any person who is then in the employ of Company or its affiliates to leave the employ of Company or its U.S. Affiliates; or

          6.3.3 aid, assist or counsel any other person, firm or corporation to do any of the above.

   As used in this Section 6.3, "Customer" means (a) any person who was a customer of Company or of any other member of the BV Group at any time during the two-year period prior to the date of termination or expiration of Executive's employment or (b) any prospective customer to whom, during the two-year period prior to the date of termination or expiration of Executive's employment, (i) Company or any member of the BV Group had made a written offer of services or (ii) Executive had personally made an offer of services.

      6.4 Executive shall not, at any time during the Term or thereafter, disrupt, disparage, impair or interfere with the business of Company or any other member of the BV Group, whether by way of disrupting its relationships with customers, agents, representatives or vendors, disparaging or diminishing the reputation of such Company or other member of the BV Group or otherwise.

      6.5 All written materials, records and documents made by Executive or coming into Executive's possession during the Term or thereafter concerning the business or affairs of Company or any other member of the BV Group, together with all intellectual and industrial property rights attached thereto shall be the sole property of Company and its affiliates; and, upon termination of Executive's employment or at the request of Company at any time during Executive's employment, Executive shall promptly deliver the same to Company or any other member of the BV Group designated by it. Executive shall render to Company or to any other member of the BV Group designated by it such reports of the activities undertaken by Executive or conducted under Executive's direction pursuant hereto during the Term as such company may reasonably request.

      6.6 Executive hereby agrees that any and all improvements, inventions, discoveries, developments, creations, formulae, processes, methods, designs and works of authorship, and any documents, things, or information relating thereto, whether patentable or not (individually and collectively, "Work Product") within the scope of or pertinent to any field of business or research in which Company or any other member of the BV Group is engaged or is considering engaging, which Executive may conceive or make, or may have conceived or made during Executive's employment with Company, whether before or after the date hereof and whether alone or with others, at any time during or outside of normal working hours, and all intellectual property rights attached thereto shall be and remain the sole and exclusive property of Company. Company shall have the full right to use, assign, license or transfer all rights to or relating to Work Product. Executive shall, whenever requested to do so by Company (whether

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   during Executive's employment or thereafter), at Company's expense, execute any and all applications, assignments, or other instruments, and do all other things (including giving testimony in any legal proceeding) which Company may deem necessary or appropriate in order to (a) apply for, obtain, maintain, enforce, or defend letters patent or copyright registrations of the United States or any other country for any Work Product, or (b) assign, transfer, convey, or otherwise make available to Company and its affiliates any right, title or interest which Executive might otherwise have in any Work Product. Executive shall promptly communicate, disclose, and, upon request, report upon and deliver all Work Product to Company, and shall not use or permit any Work Product to be used for any purpose other than on behalf of Company and its affiliates, whether during Executive's employment or thereafter.

      6.7 In view of the services which Executive will perform, which services are special, unique, extraordinary and intellectual in character and which will place Executive in a position of confidence and trust with the customers and employees of Company and its Affiliates and will provide to Executive access to confidential financial information, trade secrets, "know-how" and other confidential and proprietary information Executive expressly acknowledges that the restrictive covenants set forth in this
   Section 6 are reasonable and are necessary to protect and maintain the proprietary and other legitimate business interests of Company and its Affiliates and that the enforcement of such restrictive covenants will not prevent Executive from earning a livelihood. Executive further acknowledges that the remedy at law for any breach or threatened breach of this Section 6, if such breach or threatened breach is held by the court to exist, will be inadequate and, accordingly, that Company and its Affiliates shall, in addition to all other available remedies, be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. Executive waives trial by jury and agrees not to plead or defend on grounds of adequate remedy at law or any element thereof in an action by Company and/or any Affiliate against Executive for injunctive relief or for specific performance of any obligation pursuant to this Agreement. The period of time during which the provisions of Section 6 shall apply shall be extended by the length of time during which Executive is in breach of the terms of this
   Section 6. Company shall provide to Executive notice of any such alleged breach as soon as practicable after Company has reason to believe that a breach has occurred.

      6.8 If any portion of the provisions of Section 6 is held to be unenforceable for any reason, including but not limited to the duration of such provision, the territory being covered thereby or the type of conduct restricted therein, the parties agree that the court is authorized and directed to modify the duration, geographic area and/or other terms of such provisions to the maximum benefit of Company as permitted by law, and, as so modified, said provision shall then be enforceable. If the courts of any one or more jurisdictions hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Company's right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse independent covenants.

   7.  Indemnity.

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      7.1  Company shall indemnify and hold Executive harmless, to the maximum extent permitted by law and by the Certificate of Incorporation and/or the Bylaws of Company, against judgments, fines, amounts paid in settlement of and reasonable expenses incurred by Executive in connection with the defense of any action or proceeding (or any appeal therefrom) in which Executive is a party by reason of his position as an executive officer and director of the Company or for any acts or omissions made in good faith in the performance of any of the duties of Executive as an officer or director of Company.

      7.2 To the extent that Company maintains officers' and directors' liability insurance, Executive will be covered under such policy.

   8.  Miscellaneous.

      8.1 Notices. All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given and received when delivered in person or transmitted by facsimile transmission to the respective parties, or five (5) days after dispatch by certified mail, postage prepaid, addressed to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties, in accordance with the provisions of this
   Section 8.1:

                 If to Company:         U.S. Laboratories Inc.
                                        c/o Bureau Veritas, S.A.
                                        17 bis, Place des Reflets
                                        La Defense 2
                                        92400 Courbevoie, France
                                        Attention: Francois
                                        Tardan and Anne-France
                                          Saugnac
                                        Telecopier:
                                        011-33-1-91-52-92

                       with a copy to:  Thelen Reid & Priest LLP
                                        40 West 57th Street
                                        New York, NY 10019
                                        Attention: Burton K.
                                        Haimes
                                        Telecopier: (212) 603-2001

                 If to Executive:       Mr. Dickerson Wright
                                        14175 Biscayne Place
                                        Poway, California 92064
                                        Telecopier: (848) 487-4739
                                        Telephone: (848) 487-4787

                       with a copy to:  O'Melveny & Myers LLP
                                        114 Pacifica, Suite 100
                                        Irvine, California 92618
                                        Attention: Jay Herron
                                        Telecopier: (949) 737-2300

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      8.2  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of Delaware without giving effect to conflict of laws principles thereof.

      8.3 Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

      8.4 Entire Agreement. This Agreement together with the Unfair Competition Agreement represent the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede and replace in their entireties all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof and thereof, including that certain Employment Agreement dated as of May 30, 1998 among the parties hereto. No other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound, and dated subsequent to the date hereof.

      8.5 Mergers and Consolidation; Assignability. Subject to the right of Executive to terminate this Agreement for Good Reason pursuant to Section 4.2.5, if Company, or any Successor Company, as defined in this Section 8.5, shall at any time be merged or consolidated into or with any other corporation or corporations, or if substantially all of the assets of Company or any such Successor Company shall be sold or otherwise transferred to another corporation, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing corporation or the corporation resulting from such merger or consolidation or the corporation to which such assets shall be sold or transferred ("Successor Company") and any such assignment of this Agreement shall be binding upon, and this Agreement shall continue to inure to the benefit of, Executive. This Agreement may be assigned without Executive's consent to any member of the BV Group in connection with the underwritten public offering of the securities of such member. Without Executive's prior written consent, except as provided in the two foregoing sentences, this Agreement shall not be assignable by Company or by any Successor Company. This Agreement shall not be assignable by Executive.

      8.6 Amendment. This Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by Company and Executive. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

      8.7 No Waiver. The failure at any time either of Company or Executive to require the performance by the other of any provision of this Agreement shall in no way affect the full right of such party to require such performance at any time thereafter, nor shall the waiver by either Company or Executive of any breach of any provision of this Agreement be taken or held to constitute a waiver of any succeeding breach of such or any other provision of this Agreement.

      8.8 Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      8.9 Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

      8.10 Affiliate. For the purposes hereof, the term "Affiliate" means any person controlling, controlled by or under common control with any other person.

      8.11 Additional Obligations. Both during and after the Term, Executive shall, upon reasonable notice, furnish Company with such information as may be in Executive's possession, and cooperate with Company, as may reasonably be requested by Company (and, after the Term, with due consideration for Executive's obligations with respect to any new employment or business activity) in connection with any litigation in which Company or any Affiliate is or may become a party. Company shall reimburse Executive for all reasonable expenses incurred by Executive in fulfilling Executive's obligations under this Section 8.11. The Company shall use its best efforts to assure that requests for Executive's assistance under this Section 8.11 do not interfere with Executive's obligations to any subsequent employer.

      8.12 No Conflict. Executive represents and warrants that Executive is not subject to any agreement, order, judgement or decree of any kind which would prevent Executive from entering into this Agreement or performing fully Executive's obligations hereunder.

      8.13 Survival. Executive's obligations as set forth in Section 6 represent independent covenants by which Executive is and shall remain bound notwithstanding any breach or claim of breach by the Company, and shall survive the termination or expiration of this Agreement.

   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                              COMPANY:

                                              U.S. LABORATORIES INC.


                                              By:      /s/  MARYJO O'BRIEN
                                                  -----------------------------
                                                      Name: MaryJo O'Brien
                                                      Title: Vice President

                                              EXECUTIVE:


                                              By:     /s/  DICKERSON WRIGHT
                                                  -----------------------------
                                                        Dickerson Wright

                                                                     Schedule 1

                          List of California Counties


                              Alameda                                                              Orange

                              Alpine                                                               Placer

                              Amador                                                               Plumas

                              Butte                                                                Riverside

                              Calaveras                                                            Sacramento

                              Colusa                                                               San
                                                                                                   Benito

                              Contra Costa                                                         San Bernardino

                              Del                                                                  San
                              Norte                                                                Diego

                              El
                              Dorado                                                               San Francisco

                              Fresno                                                               San
                                                                                                   Joaquin

                              Glenn                                                                San Luis Obispo

                              Humboldt                                                             San
                                                                                                   Mateo

                              Imperial                                                             Santa
                                                                                                   Barbara

                              Inyo                                                                 Santa
                                                                                                   Clara

                              Kern                                                                 Santa
                                                                                                   Cruz

                              Kings                                                                Shasta

                              Lake                                                                 Sierra

                              Lassen                                                               Siskiyou

                              Los
                              Angeles                                                              Solano

                              Madera                                                               Sonoma

                              Marin                                                                Stanislaus

                              Mariposa                                                             Sutter

                              Mendocino                                                            Tehama

                              Merced                                                               Trinity

                              Modoc                                                                Tulare

                              Mono                                                                 Tuolumne

                              Monterey                                                             Ventura

                              Napa                                                                 Yolo

                              Nevada                                                               Yuba

                              Alameda                                                              Orange

                              Alpine                                                               Placer

                              Amador                                                               Plumas

                              Butte                                                                Riverside

                              Calaveras                                                            Sacramento

                              Colusa                                                               San
                                                                                                   Benito

                              Contra Costa                                                         San Bernardino

                              Del                                                                  San
                              Norte                                                                Diego

                              El
                              Dorado                                                               San Francisco

                              Fresno                                                               San
                                                                                                   Joaquin

                              Glenn                                                                San Luis Obispo

                              Humboldt                                                             San
                                                                                                   Mateo

                              Imperial                                                             Santa
                                                                                                   Barbara

                              Inyo                                                                 Santa
                                                                                                   Clara

                              Kern                                                                 Santa
                                                                                                   Cruz

                              Kings                                                                Shasta

                              Lake                                                                 Sierra

                              Lassen                                                               Siskiyou

                              Los
                              Angeles                                                              Solano

                              Madera                                                               Sonoma

                              Marin                                                                Stanislaus

                              Mariposa                                                             Sutter

                              Mendocino                                                            Tehama

                              Merced                                                               Trinity

                              Modoc                                                                Tulare

                              Mono                                                                 Tuolumne

                              Monterey                                                             Ventura

                              Napa                                                                 Yolo

                              Nevada                                                               Yuba